CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Trust of our report dated August 25, 2023, relating to the financial statements and financial highlights, which appears in Nuveen Global Equity Income Fund, Nuveen Multi Cap Value Fund, Nuveen Large Cap Value Fund, Nuveen Small/Mid Cap Value Fund, and Nuveen Small Cap Value Opportunities Fund’s Annual Report on Form N-CSR for the year ended June 30, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

October 26, 2023